Exhibit 99.8

CONSENT OF EDWARD M. CASAL

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of Cousins Properties Incorporated, and any amendments thereto, as a person to become a member of Cousins Properties Incorporated’s board of directors effective as of the effective time of the Merger (as such term is defined in the agreement and plan of merger), dated as of April 28, 2016, by and among Parkway Properties, Inc., Parkway Properties LP, Cousins, and Clinic Sub Inc., and to the filing of this consent as an exhibit to this registration statement, and any amendments thereto.

Dated: July 13, 2016

/s/ Edward M. Casal

Edward M. Casal